Exhibit 10.4

Execution Version

April 5, 2023

LEDDARTECH INC.
240-4535 boulevard Wilfrid-Hamel
Québec (Québec)
G1P 2J7

Attn:	Mr. Charles Boulanger, President and Chief Executive Officer Mr. Claude Savard, Interim Chief Financial Officer
RE:	Financing Offer

Dear Sirs,

It is our pleasure to inform you that based on the documents and information you have sent us and subject to the conditions set out below, Desjardins agrees to provide the credit facilities described herein, subject to the terms and conditions described herein (including the attached Appendix “A”) (collectively the “Financing Offer”).

We refer to the amended and restated financing offer dated February 5, 2021 (such financing offer and its subsequent amendments hereinafter collectively the “February 2021 Financing Offer”). The February 2021 Financing Offer has been amended and restated by an amended and restated financing offer dated November 1st, 2021 as amended from time to time prior to date hereof (such financing offer and its subsequent amendments hereinafter collectively the “Existing Financing Offer”).

It is our pleasure to inform you that based on the documents and information you provided and subject to the terms and conditions of the attached Appendix “A” and those set out herein, we agree to amend and restate in its entirety the Existing Financing Offer.

The Existing Financing Offer is hereby amended and restated in its entirety, without novation of the Existing Financing Offer and without derogation of the rights and obligations of the parties thereunder (save as amended hereunder). However, from the Effective Date, this Financing Offer will evidence the agreement of the parties with respect to the matters which are the subject of the Existing Financing Offer and this Financing Offer.

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC

Per:		Per:
	Name: Jocelyn Larouche Title: Senior Manager, National Accounts		Name: Alexandre Chapdelaine Title: Vice-president, National Accounts

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PART 1 – IDENTIFICATION OF THE PARTIES

1.            PARTIES

1.1          Designation

1.1.1      For the purposes of this agreement, the parties are designated as follows:

a)           “Borrower” means LeddarTech Inc.

b)           “Desjardins” means Fédération des caisses Desjardins du Québec.

c)           “Guarantors” means collectively each present and future Subsidiary of the Borrower, except that LeddarTech (Shenzhen) Sensing Technology Co., Ltd., Leddartech USA Inc. and Leddartech Germany GmbH will be excluded as Guarantor, but, with respect to Leddartech USA Inc., only so long that the aggregate book value of its assets is less than $250,000 or the aggregate amount of its revenues is less than $500,000 for its most recent four-quarter fiscal period. As of the date hereof, the only Subsidiaries of the Borrower are LeddarTech (Shenzhen) Sensing Technology Co., Ltd., Leddartech USA Inc., Vayavision Sensing Ltd. and Leddartech Germany GmbH, and the only Guarantor is Vayavision Sensing Ltd.

PART 2 – CREDIT FACILITIES
2. TERMINATION OF THE OPERATING LOAN – SEGMENT “A” AND THE DERIVATIVES RISK – SEGMENT “B”

2.1      For greater certainty, the Operating Loan (as such term is defined in the Existing Financing Offer) in the amount of $1,000,000 and the Derivatives Risk (as such term is defined in the Existing Financing Offer, together with all contracts and agreements in use at Desjardins relative to Derivatives Risk) in the amount of $1,000,000 that were made available to the Borrower under the Existing Financing Offer, and in respect of which there are no outstanding amounts as of the date hereof, are hereby terminated and the Borrower will not be permitted to make any further loans, uses or advances under such Operating Loan and Derivatives Risk.

3.TERM LOAN - SEGMENT “D”

3.1      Purpose

3.1.1      Desjardins has granted to the Borrower a bridge to equity delayed draw term loan for the purpose of temporarily supporting company development (the “Term Loan – Segment “D”” or the “Term Loan”).

3.2      Amount

3.2.1      The amount of the Term Loan – Segment “D” is in an aggregate amount of $30,000,000 (or the equivalent US$). As of the date hereof, the Term Loan – Segment “D” has been fully drawn, and the outstanding principal balance of such Term Loan – Segment “D” is $30,000,000 (or the equivalent US$).

3.3      Term and Form

3.3.1      The term of the Term Loan – Segment “D” is the date which is 30 months after the earlier of (i) July 31, 2023 and (ii) the DE-SPAC Date (the “Segment D Maturity Date”). Any Advance under the Term Loan – Segment “D” may only be made in CA Prime Rate or US Base Rate.

3.4      Repayment

3.4.1      Interest must be paid on a monthly basis.

3.4.2      The Borrower must repay in full the outstanding principal amounts under the Term Loan – Segment “D” and pay all other amounts owing under such loan on the Segment D Maturity Date.

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3.4.3      On the second Business Day following the receipt of net cash proceeds of any issue of equity by the Borrower or the Guarantors (other than with respect to the Guarantors an issue to the Borrower or another Guarantor) the Borrower must give notice thereof to Desjardins and use such net cash proceeds to make a repayment on the outstanding loans under first the Temporary Bridge Loan – Segment “E”, until paid in full, and second the Term Loan – Segment “D”, until paid in full, subject to the following (i) any cumulative net equity amount (including from the SPAC Offering, but excluding, for the avoidance of doubt, any funds of Prospector Capital Corp. remaining in its trust account as of the DE- SPAC Date) raised up to the first US$43,000,000 in the aggregate will not be subject to any mandatory repayment under this Section 3.4.3 and (ii) any cumulative net equity amount (including from the SPAC Offering, but excluding, for the avoidance of doubt, any funds of Prospector Capital Corp. remaining in its trust account as of the DE-SPAC Date) raised in excess of the first US$43,000,000 in the aggregate will be subject to a mandatory repayment under this Section 3.4.3 in an amount equal to only 25% of all such amounts raised in excess of said first US$43,000,000 raised.

3.4.4      On the second Business Day following the receipt of the net cash proceeds of the sale of the Modules Business Unit (which emcompass the manufacture and sale of Lidar sensor modules to various industries comprised of intellectual property, patents, manufacturing and laboratory equipment) and/or the components assets related to the Components Business Unit (which comprises mainly intellectual property, patents and limited laboratory equipment pertaining mainly to the development and sale of Lidar system-on-chip (SOC’s) and digital beam steering device (DBSD) of the Borrower or a Guarantor (collectively, the “Module and Component Assets”) the Borrower must give notice thereof to Desjardins and use 100% of such net cash proceeds to make a repayment on the outstanding loans under first the Temporary Bridge Loan – Segment “E”, until paid in full, and second the Term Loan – Segment “D”, until paid in full.

3.4.5      On the DE-SPAC Date, the Borrower must make a repayment on the outstanding loans under the Term Loan – Segment “D” then outstanding in an amount corresponding to 100% of the net cash or cash equivalents which are in excess of US$15,000,000 which then forms part of the cash remaining in the trust account established by Prospector Capital Corp. that will become cash of the Borrower upon the completion of the SPAC Reorganization (for greater certainty, excluding any net cash proceeds from the SPAC Offering).

3.4.6      In addition to the foregoing, upon the occurrence of any Liquidity Event, the Borrower must give notice thereof to Desjardins and will within two Business Days from the date of such Liquidity Event, repay all outstanding principal amount under the Term Loan – Segment “D” and pay all other amounts owing under the Financing Offer.

3.4.7      At any time prior to the Segment “D” Maturity Date, following the receipt by Desjardins of a repayment notice from the Borrower in advance, the Borrower may repay without penalty all or a portion of the outstanding principal amount under the Term Loan – Segment “D” and may pay all or a portion of any other amounts owing under the Financing Offer.

3.4.      Any portion of the Term Loan – Segment “D” repaid from time to time by the Borrower cannot be re-borrowed.

4. TEMPORARY BRIDGE TERM LOAN - SEGMENT “E”

4.1      Purpose

4.1.1      Desjardins has granted to the Borrower a temporary bridge to equity delayed draw term loan for the purpose of temporarily supporting company operations until the disbursement of the Tranche A of SPAC Offering (the “Temporary Bridge Loan – Segment “E”” or the “Temporary Bridge Loan”).

4.2      Amount

4.2.1      The amount of the Temporary Bridge Loan – Segment “E” is in an aggregate amount of $2,500,000.

4.3      Term and Form

4.3.1      The term of the Temporary Bridge Loan – Segment “E” is the date which is the earlier of (i) the date of the disbursement of Tranche A of the SPAC Offering and (ii) April 30, 2023 (the “Temporary Bridge Maturity Date”). Any Advance under the Temporary Bridge Loan – Segment “E” may only be made in CA Prime Rate.

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4.4      Disbursement

4.4.1      The principal amount of the Temporary Bridge Loan – Segment “E” may be disbursed by way of two tranches: (a) a first tranche of $1,250,000 available on or after April 3, 2023 once the conditions precedent set forth in Section 7.6 have been fulfilled or waived to the satisfaction of Desjardins, and (b) a second tranche of $1,250,000 available on or after April 17, 2023 once the conditions precedent set forth in Section 7.7 have been fulfilled or waived to the satisfaction of Desjardins.

4.4.2      To obtain an Advance, the Borrower must provide a notice to Desjardins specifying:

a)           the amount of the Advance;

b)           the date of the Advance, which must be a Business Day;

c)           the notice must be given not later than 10:00 a.m. one Business Day prior to the Advance. Each notice must be in writing, in the form of Appendix “B” or in any other manner as may be agreed between Desjardins and the Borrower.

4.5      Repayment

4.5.1      Interest must be paid on a monthly basis.

4.5.2      The Borrower must repay in full the outstanding principal amounts under the Temporary Bridge Loan – Segment “E” and pay all other amounts owing under such loan on the Temporary Bridge Maturity Date.

4.5.3      Upon the occurrence of any Liquidity Event, the Borrower must give notice thereof to Desjardins and will within two Business Days from the date of such Liquidity Event, repay all outstanding principal amount under the Temporary Bridge Loan – Segment “E” and pay all other amounts owing under the Financing Offer.

4.5.4      At any time prior to the term of the Temporary Bridge Loan – Segment “E”, following the receipt by Desjardins of a repayment notice from the Borrower in advance, the Borrower may repay without penalty all or a portion of the outstanding principal amount under the Temporary Bridge Loan – Segment “E” and may pay all or a portion of any other amounts owing under the Financing Offer.

4.5.5      Any portion of the Temporary Bridge Loan – Segment “E” repaid from time to time by the Borrower cannot be re-borrowed.

PART 3 – TERMS AND CONDITIONS APPLICABLE TO CREDIT FACILITIES
5. INTEREST RATES

5.1      Rates

5.1.1      The interest rates and standby fees applicable to credit facilities described herein are the function of the following interest rates, increased by the applicable Premium provided below:

Segment	CA Prime Rate(1)	US Base Rate (2)
Term Loan — Segment “D”	+9.00%	+9.00%
Temporary Bridge Loan — Segment “E”	+9.00%	-

____________

(1)      For guidance, as of this date, the CA Prime Rate is 6.70% per annum, as same may be modified from time to time as advised by Desjardins.

(2)      For guidance, as of this date, the US Base Rate is 8.50% per annum, as same may be modified from time to time as advised by Desjardins.

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5.2      Interest Provisions

5.2.1      For purposes of the Interest Act (Canada), (i) whenever any interest or fee is calculated using a rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 (or such other period that is less than a calendar year), as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

5.2.2      If any provision of this Agreement or of any of the other related documents would obligate the Borrower, a Subsidiary or any other person to make any payment of interest or other amount payable to Desjardins in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by Desjardins of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by Desjardins of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to Desjardins under the applicable document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to Desjardins which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

6. FEES

6.1      Fees

When signing this agreement, the Borrower must pay Desjardins an upfront fee of $100,000 in connection with the Temporary Bridge Loan – Segment “E”. Such fee is not reimbursable whatever the circumstances. This fee is in addition to all other fees payable by the Borrower and is payable on the Effective Date.

On the date of the disbursement of the Tranche A of the SPAC Offering, the Borrower must pay Desjardins an upfront fee of 85 bps per annum for the period from the Effective Date to January 31, 2026 in connection with the Term Loan – Segment “D”. Such fee is not reimbursable whatever the circumstances. This fee is in addition to all other fees payable by the Borrower and is payable on the date of the disbursement of the Tranche A of the SPAC Offering.

The Borrower must pay all legal fees and disbursements of Desjardins’ legal counsel and all fees and disbursements of Desjardins’ financial advisor Raymond Chabot Grant Thornton & Co L.L.P. (“Desjardins’ Financial Advisor”). On the Effective Date, the Borrower must pay any and all unpaid fees and disbursements of Desjardins’ legal counsel and of Desjardins’ Financial Advisor up to such time. On the date of the disbursement of the Tranche A of the SPAC Offering, the Borrower must pay any and all unpaid fees and disbursements of Desjardins’ legal counsel and of Desjardins’ Financial Advisor up to such time.

Desjardins is authorized to debit the Borrower’s account and proceed to the payment of all fees payable by the Borrower provided herein.

7. COMMITMENTS

7.1      Financial Commitments

7.1.1      Until full reimbursement of all loans granted by Desjardins hereunder, the Borrower commits to Desjardins to maintain and respect at all times the financial commitments set forth in Section 7.1.2 below. The financial commitments are calculated based on the consolidated financial statements of the Borrower.

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7.1.2      For the purposes of calculating its financial commitments, the Borrower must refer to the following definitions and calculation methods:

Available Cash The Borrower must maintain Available Cash in an amount equal to or greater than as provided below for the following dates:

(i)          $2,500,000 at all times from the date of the disbursement of the Tranche A of the SPAC Offering until the DE-SPAC Date;

(ii)         $10,000,000 at all times after the DE-SPAC Date until October 31, 2024;

(iii)        $7,500,000 at all times from November 1st, 2024 until December 31, 2024;

(iv)        $5,000,000 at all times from January 1st, 2025 until September 30, 2025; and

(v)         $3,500,000 at all times thereafter.

For the purposes of this Section 7.1, “Available Cash” means the sum of the unencumbered cash balance deposited in bank accounts of the Borrower, subject to complying with Section 7.4.2.

7.2      Documents and Information

7.2.1      The Borrower undertakes to present Desjardins with the following documents and information within one hundred and twenty (120) days after the end of each of its financial years:

a)           The annual audited financial statements of the Borrower on a consolidated basis.

b)           The Borrower’s budget for the 12-month period following the end of such financial year (including balance sheet, income statement and cash flow statements including a list of planned capital expenditures) on a consolidated basis.

c)           A certificate by an officer of the Borrower according to the requirements of Desjardins confirming the compliance of its commitments and obligations, including, without being limited to, its financial commitments, and supporting calculations, substantially in the form of Appendix “C”.

7.2.2      The Borrower undertakes to give Desjardins the following documents and information within thirty (30) days after the end of each calendar month, except that for the last month of any financial quarter, such documents and information must be given to Desjardins within forty (45) days after the end of such calendar month:

a)           its house interim financial statements of the Borrower on a consolidated basis, together with management’s discussion and analysis report, which report should include, among other things, the progress in the development of the softwares of the Borrower and its Subsidiaries and the progress in the negotiations of the contracts that will generate revenues; and

b)           a certificate by an officer of the Borrower according to the requirements of Desjardins confirming the compliance of its commitments and obligations, including, without being limited to, its financial commitments, and supporting calculations, substantially in the form of Appendix “C”.

7.2.3      The Borrower undertakes to give Desjardins, as the case may be, (i) until the DE-SPAC Date, within five (5) days after the end of each month, (ii) from and after the DE-SPAC Date until June 30, 2025, within five (5) days after the end of each financial quarter, or (iii) thereafter, within five (5) days after the end of each month, a certificate by an officer of the Borrower according to the requirements of Desjardins confirming the compliance of its commitment to maintain the Available Cash pursuant to Section 7.1.2, substantially in the form of Appendix “C”.

7.2.4      Until the reimbursement of the Temporary Bridge Loan – Segment “E”, the Borrower undertakes (i) to give Desjardins and Desjardins’ Financial Advisor on Tuesday of each week an updated 10-week cash flow projection (the “10-Week Cash Flow Projection”) indicating the actual receipts and disbursements for the preceding week, as well as previous periods of one week, in comparison to the budgeted amounts in the initial 10- Week Cash Flow Projection, such initial 10-Week Cash Flow Projection which is attached hereto

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as Appendix “E”, and (ii) to continue to collaborate with and provide to Desjardins and Desjardins’ Financial Advisor information in connection with the finances and operations of the Borrower and the Guarantors, including with respect to the status of the SPAC Offering, and to provide the information requested by Desjardins, Desjardins’ legal counsel or Desjardins’ Financial Advisor, and to cause the Borrower’s advisors to do the same.

7.2.5      The Borrower will provide to Desjardins no later than on the date which is 26 months following the Effective Date a detailed business plan which shall include different alternatives to recapitalize the Borrower and to repay the credit facilities made available hereunder by no later than the Segment D Maturity Date (the “Recapitalization Plan”).

7.2.6      For greater certainty, following the issuance of the Recapitalization Plan, the Borrower will keep Desjardins apprised of the implementation of the financing alternative(s) identified in the Recapitalization Plan and any other relevant strategy impacting its business and finances including more specifically the repayment of the credit facilities available hereunder, and will give access to Desjardins to all relevant documentation and information in connection thereto.

7.3      Negative Covenants

7.3.1      Without the prior written consent of Desjardins, the Borrower and the Guarantors may not:

a)           incur any indebtedness other than (i) the IQ PRSI Loan to the extent subject to a subordination agreement in favour of Desjardins as provided under Section 8.1.2 (to the extent applicable), (ii) the SPAC Offering to the extent subject to subordination terms in favour of Desjardins as provided under Section 8.1.3 (to the extent applicable) and (iii) indebtedness arising from credit card agreements entered into between any of the Borrower or the Guarantors and Desjardins up to a maximum amount of $100,000;

b)           grant a loan, a surety or any other form of financial assistance to a third party, including any form of investment, other than cashless loans to employees who participate in the SPAC Offering, subject to the terms and conditions being satisfactory to Desjardins in its sole discretion;

c)           provide security on, or otherwise encumber, any of its property, other than Permitted Liens;

d)           sell, transfer or otherwise dispose of any property(ies), in one transaction or a series of related transactions to any person (in each case, a “Disposition”), except any Disposition of inventory in the ordinary course of business or of assets which are obsolete, redundant or of no material economic value and, subject to Section 3.4.4, the Disposition of the Module and Component Assets;

e)           make a Distribution, other than (i) any dividend in kind in respect Class D1 and Class D2 preferred shares of the Borrower or (ii) a Distribution from a Guarantor to the Borrower;

f)           make a payment on account of principal or interest under the IQ PRSI Loan (other than any non-cash payment of interest in-kind or through capitalization) so long as all credit facilities hereunder have not been fully repaid;

g)           make a payment on account of principal, interest or other amounts under the documents evidencing the SPAC Offering (other than any non-cash payment of interest in-kind or through capitalization) so long as all credit facilities hereunder have not been fully repaid;

h)           amend or otherwise modify the terms and conditions of the IQ PRSI Loan (other than to extend any maturity or mandatory repayment dates, postpone the date of any interest payment or agree to make non-cash payment in kind or through capitalization or increase the rate of interest applicable thereto) without the prior written consent of Desjardins (including, for greater certainty, to shorten the maturity date which is as of the date hereof March 17, 2030 or the date of the first mandatory repayment which is as of the date hereof March 17, 2025);

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i)           make capital expenditures in an aggregate amount exceeding the annual capital expenditure budget delivered pursuant to Section 7.2.1b) and acceptable to Desjardins;

j)           amend or otherwise modify, in a material manner, the terms and conditions of the executed documentation relating to the SPAC Offering approved by Desjardins pursuant to Section 7.4.10 without the prior written consent of Desjardins, acting reasonably;

k)           substantially modify the nature of its operations or business;

l)           proceed with any financial restructuring or any reorganization or merger or begin a dissolution procedure, other than the transactions contemplated pursuant to the SPAC Reorganization;

m)         maintain, only with respect to the Borrower, its main deposit accounts with another financial institution than Desjardins; or

n)           permit that any indebtedness permitted under Section 7.3.1a) is guaranteed by any entity that is not a Guarantor, or is secured by security which does not also secure the indebtedness, or permit that a software escrow agreement is entered into with a creditor to any indebtedness permitted under Section 7.3.1a) if the software codes subject to such agreement have not already been the subject of a software escrow agreement entered into with Desjardins.

7.4      Affirmative Covenants

7.4.1      The Borrower covenants that any person who becomes its Subsidiary after the date of this Financing Offer will provide the security as provided under Section 8.1.1 and in accordance with Section 8.2 within 30 days from becoming a Subsidiary of the Borrower.

7.4.2      The Borrower and the Guarantor undertake not to, and will cause each of their Subsidiaries not to, maintain at any time amounts in deposit in their deposit accounts not subject to first ranking security provided in favour of Desjardins pursuant to Section 8 in excess of $500,000 in the aggregate for the Borrower and its Subsidiaries. If at any time such amount is exceeded, the Borrower and the Guarantor undertake to, and will cause any of their Subsidiaries concerned to, transfer within five Business Days to a deposit account maintained with Desjardins that is subject to first ranking security provided in favour of Desjardins pursuant to Section 8, an amount equal to the amount in excess of such $500,000 threshold (unless same has otherwise been subsequently reduced below

$500,000 thereafter).

7.4.3      From and after the date which is 26 months following the Effective Date, the Borrower will work actively towards the implementation of the financing alternatives identified in the Recapitalization Plan, in consultation with Desjardins.

7.4.4      No later than the date which is 28 months following the Effective Date, the Borrower must have completed at least one of the following in connection with its Recapitalization Plan, in a manner satisfactory to Desjardins:

a)           the launching of a formal merger and acquisition process with an investment bank selected by the board of directors of the Borrower and the receipt of expressions of interest from potential acquirers in relation to such process; and

b)           execution of a non-binding term sheet in respect of an equity or a debt financing which allows for the repayment in full of the credit facilities made available hereunder.

7.4.5      From the Effective Date and up and until the entire reimbursement of the Temporary Bridge Loan – Segment “E”, there must be no unfavorable variance greater than 10% between the actual 10-Week Cash Flow Projection and the initial 10-Week Cash Flow Projection provided prior to the date of this agreement (such variance to be greater than US$100,000).

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7.4.6      The Borrower will, and will cause each of the Guarantors to, cooperate with Desjardins and execute such further instruments and documents as Desjardins may reasonably request to carry out to its satisfaction the transactions contemplated by this Financing Offer.

7.4.7      The Borrower will ensure that all representations made in this Financing Offer are true and correct at all times, except for representations made as of a date expressly stated therein.

7.4.8      The Borrower undertakes to cause Leddartech Germany GmbH to limit its operations to maintaining the employment relationship with any employee located in Germany, and as such, Leddartech Germany GmbH will have no other operations and will hold assets with an aggregate book value of no more than $500,000.

7.4.9      The Borrower undertakes to secure a minimum of US$43,000,000 of second rank secured convertible debt (the “SPAC Offering”) to be disbursed in two tranches as follows:

a)           the first tranche of the SPAC Offering (“Tranche A of the SPAC Offering”) must (i) be for an amount representing at least 50% of the aggregate amount of SPAC Offering (i.e. US$21,500,000), (ii) be funded into the Borrower, (iii) bear interest at a maximum rate of 12% per annum (with non-cash payment of interest in-kind or through capitalization), (iv) be funded by no later than April 30, 2023, and (v) be made concurrently with the execution of the documentation relating to the SPAC Offering;

b)           the second tranche of the SPAC Offering (“Tranche B of the SPAC Offering”) must (i) be for the remaining portion of the capital of the SPAC Offering, (ii) be funded into Amalco prior to the completion of the SPAC Reorganization, (iii) bear interest at a maximum rate of 12% per annum (with non-cash payment of interest in-kind or through capitalization) and (iv) be funded by no later than September 30, 2023.

7.4.10    The Borrower undertakes to provide Desjardins with, on the date of the disbursement of the Tranche A of the SPAC Offering and execution of the documentation relating to the SPAC Offering, (i) a copy of the executed documentation containing the terms and conditions of the SPAC Offering, which must be in a form satisfactory of Desjardins, (ii) an updated Appendix “D” – Share Capital of the Borrower, (iii) the Security in respect of the Canadian Subsidiary of the Borrower created as part of the SPAC Reorganization named LeddarTech Holdings Inc. and (iv) a detailed list of all of the intellectual property and source codes owned by the Borrower and its Subsidiaries that have been or are financed by the IIA.

7.4.11    The Borrower undertakes to provide Desjardins with, on the DE-SPAC Date, (i) an updated Appendix “D” – Share Capital of the Borrower and (ii) all such documents as may be reasonably necessary or advisable to confirm that the entity resulting from the SPAC Reorganization is the Borrower, that such resulting entity is solvent and that such resulting entity is bound as successor of the amalgamating entities by this Agreement and the Security to which such entities were parties.

7.4.12    The Borrower undertakes to provide Desjardins with an advance written notice of at least five Business Days in the event that it intends to file any proceedings under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act or any other laws with a view to effect a reorganization, restructuring or liquidation, and to treat Desjardins as an unaffected creditor under such proceedings as the case may be.

7.5      Conditions to the Effectiveness of this Financing Offer:

7.5.1      This Agreement will become effective on the date on which Desjardins will confirm in writing to the Borrower that the following conditions precedent have been completed to its satisfaction or waived by Desjardins (the “Effective Date”):

a)           completion by Desjardins of satisfactory legal, financial and operational due diligence with respect to the business and the prospects of the Borrower and its Subsidiaries;

b)           Desjardins must have received each of the following documents, in form and substance acceptable to it:

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i)           a copy of the constitutive documents of the Borrower and the Guarantor;

ii)          a certificate of good standing in respect of the Borrower and the Guarantor;

iii)         a copy of the documents evidencing the authority and attesting to the authenticity of the signatures of the persons acting on behalf of the Borrower and the Guarantor;

iv)          an updated corporate structure chart;

v)           a confirmation of the investors under the SPAC Offering for a minimum US$43,000,000 committed convertible debt;

vi)         a confirmation from Prospector Capital Corp. that the SPAC Offering will close and that the Tranche A and the Tranche B will be funded if a minimum US$43,000,000 convertible debt is raised;

vii)        the latest 10-Week Cash Flow Projection;

viii)       other than the Security Agreement and the evidence of registration to be delivered pursuant to Sections 7.7.1a) and 7.7.1b), and subject to Section 7.8, the Security Agreements, intercreditor agreement, subordination terms and escrow agreement (and ancillary documents) required to be delivered pursuant to Section 8 and evidence of all related required registrations, notifications or filings;

ix)         an acknowledgement by the Borrower and the Guarantor that the Security Agreements to which it became a party prior to the date hereof continue to secure the obligations intended to be guaranteed or secured thereby under Section 8 of the Credit Agreement;

x)           an updated Appendix “D” – Share Capital of the Borrower;

xi)         the three-year financial projections up to 12/31/2025 for the Borrower giving effect to the proposed structure of the SPAC Offering;

xii)        customary legal opinions addressed to Desjardins from external counsel to the Borrower and the Guarantor regarding the Borrower and the Guarantor and relating to such matters as Desjardins may reasonably request;

c)           no Default exists;

d)           all fees and expenses owing by the Borrower to Desjardins at the time of execution of this Financing Offer, as well as all fees and expenses of Desjardins’ Financial Advisor and all fees and expenses of Desjardins’ legal counsel up to such time in connection with this Financing Offer must have been paid in full.

7.6      Conditions to the disbursement of the first tranche under the Temporary Bridge Loan – Segment “E”:

7.6.1      The Borrower may obtain an Advance under the first tranche of the Temporary Bridge Loan – Segment “E” on or after the Effective Date on the date on which Desjardins will confirm in writing to the Borrower that the following conditions precedent have been completed to its satisfaction or waived by Desjardins:

a)           completion by Desjardins of satisfactory legal, financial and operational due diligence with respect to the business and the prospects of the Borrower and its Subsidiaries, including as it relates to the “LeddarVision” software, the Guarantor and the Israeli Security;

b)           Desjardins must have received each of the following documents, in form and substance acceptable to it:

(i)     the consent from Investissement Québec under the IQ PRSI Loan to the Temporary Bridge Loan – Segment “E” and an acknowledgment of its subordination;

Terms and Conditions - Page 10 of 13

(ii)         the development plan related to the “LeddarVision” software including the projected milestones of progress;

c)           no Default exists.

For avoidance of doubt, the above-mentioned conditions are in addition to the conditions set forth in Section 3.1 of Appendix “A”.

7.7      Conditions to the disbursement of the second tranche under the Temporary Bridge Loan – Segment “E”:

7.7.1      The Borrower may obtain an Advance under the second tranche of the Temporary Bridge Loan – Segment “E” after the Effective Date on the date on which Desjardins will confirm in writing to the Borrower that the following conditions precedent have been completed to its satisfaction or waived by Desjardins:

a)           the Israeli floating charge to be granted by the Guarantor on its assets in order to secure the Temporary Bridge Loan – Segment “E” required to be delivered pursuant to Section 8.1.1a) and evidence of all related required registrations, notifications or filings;

b)           the evidence of all related required registrations, notifications or filings in respect of the Israeli pledge agreement granted by the Borrower on the security it owns in Vayavision Sensing Ltd. in order to secure the Temporary Bridge Loan – Segment “E” required to be delivered pursuant to Section 8.1.1a);

c)           a copy of the constitutive documents of the Guarantor;

d)           a certificate of good standing in respect of the Guarantor;

e)           a copy of the documents evidencing the authority and attesting to the authenticity of the signatures of the persons acting on behalf of the Guarantor;

f)           customary legal opinions addressed to Desjardins from external counsel to the Guarantor regarding the Guarantor and relating to such matters as Desjardins may reasonably request;

g)           no Default exists.

For avoidance of doubt, the above-mentioned conditions are in addition to the conditions set forth in Section 3.1 of Appendix “A”.

7.8      Special Waiver

Desjardins waives until the date of the disbursement of the Tranche A of the SPAC Offering the conditions precedent of Section 7.5.1b)viii), but only as it relates to (i) the amendment to the intercreditor agreement with Investissement Québec in relation to the IQ PRSI Loan described under Section 8.1.2 in order to ensure that no capital and interest payments under the IQ PRSI Loan may be made until full reimbursement of all the loans granted by Desjardins hereunder, and (ii) the subordination terms that must be delivered pursuant to Section 8.1.3. In addition, Desjardins waives the conditions precedent of Section 7.5.1b)viii), but only as it relates to the software escrow agreement that must be delivered by the Guarantor pursuant to Section 8.1.4 in respect of the software codes owned by the Guarantor, provided that, the Borrower and the Guarantor use their reasonable best efforts to obtain such escrow agreement on or before the disbursement of the Tranche A of the SPAC Offering or, to the extent by then not obtained, as soon as reasonably practicable thereafter, and no later than 30 days after the disbursement of the Tranche A of the SPAC Offering. In the event that the second tranche of the Temporary Bridge Loan – Segment “E” has not been requested prior to April 24, 2023, the documents to be delivered under Sections 7.7.1(a) to 7.7.1(f) will be required to be delivered on April 24, 2023. The Borrower undertakes that those conditions will be satisfied within such timeframes.

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8. SECURITY

8.1      Security and other guarantees required

8.1.1      Without derogating from the security granted pursuant to the Existing Financing Offer, the Borrower agrees to grant Desjardins the following security and guarantees (collectively with the guarantees granted pursuant to the Existing Financing Offer, the “Security”):

a)           A first ranking hypothec and, if applicable, security interest in the amount of $60,000,000 on the universality of each of the Borrower and the Guarantor’s movable (personal) and immovable (real) property, tangible and intangible, present and future, including their respective intellectual property, computer equipment, office supplies, furniture and equipment applicable, in each case to secure the obligations of the Borrower and the Guarantors towards Desjardins under or arising from this Financing Offer and obligations under or arising from credit card agreements between any of the Borrower or the Guarantor and Desjardins. For greater certainty, Vayavision Sensing Ltd. is required to grant an Israeli floating charge on its assets, and the Borrower is required to grant an Israeli pledge agreement over the security it owns in Vayavision Sensing Ltd. (including any security in Vayavision Sensing Ltd. that the Borrower has acquired on or after the Effective Date) which must be registered in the Registry of Pledges of Israel.

b)           Each Guarantor must guarantee in favour of Desjardins the performance of all of the obligations of the Borrower and the Guarantors towards Desjardins under or arising from this Financing Offer and obligations of the Borrower and the Guarantors under credit card agreements entered into between any of the Borrower or the Guarantor and Desjardins; provided however, that Vayavision Sensing Ltd.’s guarantee shall be enforceable against Vayavision Sensing Ltd. only to the extent, and up to the maximum amount, permitted under applicable law and that any payment obligation (in cash or in kind) under such guarantee shall only arise to the extent it does not constitute a prohibited distribution under the provisions of Chapter 2 of Part Seven of Israel’s Companies Law, 5759-1999.

8.1.2      The Borrower agrees to cause Investissement Québec to enter into an intercreditor agreement in favor of Desjardins pursuant to which the IQ PRSI Loan is subordinated following the occurrence of an Event of Default (notwithstanding the provisions of section 5.1v) of the Appendix “A”- Other Conditions, “Event of Default” must include any default under the IQ PRSI Loan whatever the amount), be subject to a standstill of no more than 90 days for the exercise of Investissement Québec’s recourses under the security provided to secure the IQ PRSI Loan and that no capital and interest payments (other than any non-cash payment of interest in-kind or through capitalization) may be made until full reimbursement of all the loans granted by Desjardins hereunder.

8.1.3      The Borrower agrees to cause the creditors under the SPAC Offering to subordinate their rights in favor of Desjardins in a form and with such terms satisfactory to Desjardins, including that the security granted in favor of such creditors must rank second to the Security, that no capital and interest payments (other than any non-cash payment of interest in-kind or through capitalization) may be made until full reimbursement of all the loans granted by Desjardins hereunder, that the maturity of such SPAC Offering falls at least six (6) months after the Temporary Bridge Maturity Date, and that a standstill of a minimum of 90 days must apply for the exercise of such creditors’ recourses under the security provided to secure the SPAC Offering.

8.1.4      The Borrower agrees to cause the software codes owned by it and any of its Subsidiaries to be subject to a software escrow agreement to be entered into between the Borrower, the relevant Subsidiaries, Desjardins and a third party escrow agent. Notwithstanding anything to the contrary in this Agreement, if a Subsidiary owns software codes that must be subject to a software escrow agreement under this Section 8.1.4 and is not already a Guarantor under this Agreement, such Subsidiary will become a Guarantor and must provide the security as provided under Section 8.1.1 and in accordance with Section 8.2.

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8.2      Characteristics of the Security

8.2.1      The amount of the published hypothecs notwithstanding, Desjardins has no obligation to advance the amounts up to this amount, which is only a guaranty intended to protect Desjardins in case of additional Advances that it may voluntarily grant to the Borrower.

8.2.2      Except for contrary provisions herein, all the obligations, present and future, direct and indirect of the Borrower and the Guarantors toward Desjardins, are guaranteed by the Security Agreements.

8.2.3      The security must be perfected and first-ranking at all times with respect to all assets intended to be covered thereby. Each Security Agreement must be in form and substance satisfactory to Desjardins and remain valid and in force at all times. The Security Agreements will include such corporate documents, legal opinions, search results and certificates as Desjardins may reasonably require. The Security may be published at the relevant intellectual property offices if requested by Desjardins.

8.2.4      Assets of the Borrower and the Guarantors subject to the security and consisting of bank deposits, securities and security entitlements must be perfected by “control” where such method of perfection is possible in the applicable jurisdiction.

8.2.5      The Borrower and any Subsidiary concerned must deliver or cause the delivery of any new software code or any update to any software code that must be covered by a software escrow agreement pursuant to Section 8.1.4 and comply with the terms and conditions of any software escrow agreement at all times.

9. AMENDMENTS

The Borrower expressly acknowledges that this Financing Offer reflects the complete agreement between it and Desjardins and no amendment whatsoever in its provisions may be enforced on Desjardins, unless this amendment has been recorded in a written document distinct from this Financing Offer and signed by an authorized representative of Desjardins and of all the other parties, failing which the Financing Offer will be deemed not amended.

10. AGREEMENT HAVING THE VALUE OF A CONTRACT

Once accepted and signed by the Borrower and the Guarantor, where applicable, this consolidated Financing Offer is deemed to constitute the loan contract between the Borrower and Desjardins and the guarantee between the Guarantor and Desjardins, where applicable, replacing without novation the Existing Financing Offer.

11. ACCEPTANCE PERIOD

By accepting this Financing Offer, the Borrower confirms that all the documents and information of a financial or other nature that it has provided Desjardins to obtain this Financing Offer are true and complete. Should they prove to be inaccurate or incomplete, this Financing Offer may be cancelled at any time at the discretion of Desjardins.

This Financing Offer is valid for acceptance until April 6, 2023. When that deadline has expired, Desjardins may modify or withdraw it. As long as this Financing Offer has not been accepted, the Existing Financing Offer continues to apply and have full force and effect.

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12. EARLY TERMINATION OF THIS FINANCING OFFER

If all of the conditions precedent provided in Section 7.5 have not been fulfilled or waived on or before April 7, 2023, this Financing Offer will not come into effect.

13. LANGUAGE CLAUSE

The parties hereto have specifically required that this Agreement and all related documents be drafted in English. Les parties aux présentes ont expressément requis que la présente convention et tous les documents accessoires soient rédigés en anglais.

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC

Per:		Per:
	Name: Jocelyn Larouche Title: Senior Manager, National Accounts		Name: Alexandre Chapdelaine Title: Vice-president, National Accounts

BORROWER’S ACCEPTANCE

The Borrower and the Guarantor acknowledge having reviewed this Financing Offer, including what appears in the OTHER CONDITIONS Appendix attached hereto and accept all their terms and conditions.

The Borrower agrees accordingly to sign any document to give full effect to the undertakings provided in this Financing Offer.

LEDDARTECH INC.

Name:	Charles Boulanger	Name:
Title:	Chief Executive Officer	Title:
Signed at	Québec	this	5th day of April,	2023

The Guarantor agrees accordingly to sign any document to give full effect to the undertakings provided in this Financing Offer.

VAYAVISION SENSING LTD.

Name:	Frantz Saintellemy	Name:
Title:	Chief Executive Officer	Title:
Signed at	Québec	this	5th day of April,	2023

Appendix A - Page 1 of 16

APPENDIX “A” – OTHER CONDITIONS

1. DEFINITIONS

For interpreting the Financing Offer, in addition to the terms and expressions defined therein, those provided below have the following meaning:

1.1         $ or Canadian dollar: the legal tender in Canada.

1.2         US$ or American dollar: the legal tender in the United States of America.

1.3         Account(s): means the operating account or accounts in $ or, where applicable, in US$ maintained by the Borrower at Desjardins or any caisse member of Mouvement des caisses Desjardins designated by Desjardins in consultation with the Borrower.

1.4         Advance: any direct advance of funds under the Financing Offer.

1.5         Business Day: means a day on which financial services cooperatives and banks are open for business in Montréal and Toronto, excluding Saturday and Sunday; where such term is used in the context of an Advance in US Base Rate, such day must also be a day on which banks are open for business in New York City.

1.6         CA Prime Rate: for any day, the greater of: (a) the annual variable interest rate equal to the base rate announced by Desjardins from time to time as being its reference interest rate then in force to determine the interest rates on commercial loans granted by Desjardins in Canada in Canadian dollars, and (b) the CDOR Rate for bankers’ acceptances with a period of one month, plus 1%.

1.7         CDOR Rate: means, for any day, the arithmetic average of the bankers’ acceptances rates for the applicable period which appear on the Refinitiv Benchmark Services (UK) Limited’s screen CDOR page at 10:20 a.m., or if such day is not a Business Day, then on the immediately preceding Business Day; provided however, that if such rates are not available, then the CDOR Rate for any day will be the bankers’ acceptance rate of Desjardins for the applicable period as of 10:00 a.m. on such day, or if said day is not a Business Day, then on the immediately preceding Business Day, provided that if the CDOR Rate so determined is less than zero percent, the CDOR Rate will be deemed to be zero percent.

1.8         Control (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a person is deemed to Control a corporation if such person (or such person and its affiliates) holds outstanding shares or other rights carrying more than 50% of the voting power in the election of the board of directors of the corporation; (ii) a person is deemed to Control a partnership if such person (or such person and its affiliates) holds more than 50% in value of the equity of the partnership; (iii) a person is deemed to Control a trust if such person (or such person and its affiliates) holds more than 50% in value of the beneficial interests in the trust; and (iv) a person that controls another person is deemed to Control any person controlled by that other person.

1.9         Default: means the occurrence of one of the events contemplated in section 5.1 of this Appendix.

1.10       DE-SPAC Date: means the date on which the Tranche B of the SPAC Offering is disbursed and that the SPAC Reorganization is completed.

1.11       Distributions: means (i) any payment, declaration of dividend or other distribution, whether in cash or property, to any holder of shares of any class of a Person; (ii) any repurchase, redemption, retraction or other retirement or purchase for cancellation of shares of a person, or of any options, warrants or other rights to acquire any of such shares; (iii) the payment of commission fees, guarantee fees and other fees or amounts to any holder of capital stock of a Person; or (iv) any bonus, fee or like payment to any shareholder, partner, director or officer of the Borrower or affiliate of the Borrower, excluding however performance and retention bonuses and like payments to employees and payments made a Person for goods purchased or services rendered in the ordinary course of business of a person.

1.12       Exchange Rate: means the indicative rate of the Bank of Canada publishes at about 4:30 pm on the Business Day preceding the conversion date.

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1.13       IQ PRSI Loan: means the loan in a principal amount of $19,800,000 made available by Investissement Québec to the Borrower pursuant to a loan agreement dated as of January 23, 2020.

1.14       Letter of Credit or LC: any commercial letter of credit.

1.15       Letter of Guarantee or LG: any letter of guarantee or standby letter of credit;

1.16       Liquidity Event: means (i) a change of Control of the Borrower, (ii) a sale of all or substantially all of the assets of the Borrower or the grant of an exclusive licence (save to a Subsidiary of the Borrower in the normal course of business) of substantial all of the intellectual property of the Borrower and of its Subsidiaries, (iii) the occurrence of a Default, (iv) if the Term Loan is not repaid prior to or on the date which is 30 months after the earlier of (a) July 31, 2023 and (b) the DE-SPAC Date, (v) Tranche A of the SPAC Offer has not been funded on or prior to April 30, 2023 under the conditions of Section 7.4.9a) or (vi) Tranche B of the SPAC Offer has not been funded on or prior to September 30, 2023 under the conditions of Section 7.4.9b).

1.17       Material Adverse Change: means (i) a material adverse change in the financial situation, operating results, operations, business prospects or assets of the Borrower or a Guarantor, occurring after the date on which were provided the information or documents used as the basis for Desjardins to issue the Financing Offer; (ii) depending on the context, the date considered, an adverse change affecting or likely to materially affect, in the reasonable opinion of Desjardins, the capacity of the Borrower or a Guarantor, to reimburse or pay when due the amounts payable or able to become payable or to perform its obligations pursuant to this agreement or of the Security in favour of Desjardins; or (iii) without limiting the generality of the foregoing, any situation likely, in the reasonable opinion of Desjardins, to materially increase its risk.

1.18       Material Contracts: means any contract or agreement to which the Borrower or a Guarantor is a party or by which it is bound which is material to the business of that person, having regard to its subject matter or the potential consequences of breach or termination, and the termination or cancellation of which (prior to its scheduled termination date) could have a Material Adverse Effect.

1.19       PCMLTFA Regulations: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act and any other similar law, as well as all regulations, orders, instructions and guidelines adopted or issued pursuant to any of these laws.

1.20       Permitted Liens means:

a)           charges imposed or arising by operation of law (including for greater certainty tax charges and landlord statutory liens), in each case, in respect of obligations not yet due or which have been postponed or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

b)           pledges or deposits made in the ordinary course of business in connection with bids, tenders, leases or contracts or to comply with the requirements of any legislation or regulation applicable to the Borrower and the Guarantors or their business or assets;

c)           title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the value, use or marketability of the property for the purposes for which it is held;

d)any lien imposed or arising by operation of law of any craftsman, workman, builder, contractor, supplier of materials, architect, engineer or subcontractor or any other similar statutory lien related to the construction or the maintenance of the assets of a person, provided that any such lien is not registered or published or that such person has not received a notice in respect of same in accordance with any law, or if notice has been given or if such lien is registered or published, provided that such person causes its cancellation within less than 15 days of its registration or publication or that the validity of such lien is being contested diligently and in good faith by such person and that such person shall have deposited with Desjardins, an amount in cash (or a satisfactory guarantee, including as to matters such as the amount thereof, the financial capacity and rating of any Person called upon to provide such guarantee and the terms and conditions of such guarantee) sufficient to pay the principal, interest and accessory fees which may be owing by such person should such contestation be unsuccessful;

Appendix A - Page 3 of 16

e)           liens in favour of Investissement Quebec to secure the IQ PRSI Loan, which are subordinated in rank to the liens granted pursuant to the Security Agreements;

f)           liens in favour of the creditors under the SPAC Offering to secure the SPAC Offering, which are subordinated in rank to the liens granted pursuant to the Security Agreements;

g)           fixed pledges over deposits in the bank accounts of the Guarantor in favour of Bank Hapoalim Inc. and Bank Leumi le-Israel B.M. securing credit cards and bank guarantees, provided that the aggregate amount of the obligations of the Guarantor secured under such fixed pledges will not at any time exceed the sum of 800,000 NIS; and

h)           other liens consented to by Desjardins from time to time;

1.21       Premium: means the rate differential specified in the Financing Offer which must be added to the Variable Rate, for the purposes of determining the Variable Rate, applicable to an Advance bearing interest at the Variable Rate.

1.22       Security Agreement(s) means any document or agreement evidencing or relating to the Security, as amended, supplemented or restated.

1.23       SPAC Reorganization means the reorganization to be completed as part of the transaction to be completed pursuant to a court- approved plan of arrangement between the Borrower and Prospector Capital Corp., a Cayman Islands special purpose acquisition corporation listed on a U.S. stock exchanges, and pursuant to which: (1) Prospector Capital Corp., continued from Cayman Islands to Canada, will amalgamate with LeddarTech Holdings Inc., a Canadian Subsidiary of the Borrower, to form a new Canadian corporation named LeddarTech Holdings Inc. (“Amalco”), (2) all shares of the Borrower will be exchanged for shares of Amalco, and (3) Amalco will amalgamate with the Borrower to form a new Canadian corporation named LeddarTech Holdings Inc.

1.24       Subsidiary means a person which is Controlled by another person.

1.25       US Base Rate: means, for any day, the greater of: (a) the variable annual interest rate that the FCDQ establishes from time to time as its preferred US reference rate then in force to determine the interest rates on commercial loans granted by Desjardins in Canada in US dollars, and (b) the federal funds effective rate in effect on such day (and if such day is not a Business Day, then on the preceding Business Day), plus 1.00%; the term “federal funds effective rate” means the rate usually designated as such and as published by the Federal Reserve Bank of New York for the relevant Business Day, or if such rate is not available on any Business Day, the rate that the Agent is prepared to offer, at approximately 9:00 a.m. on such day, for taking overnight deposits in US Dollars in New York.

1.26       Variable Rate: means the interest rate applicable to Advances bearing interest at the CA Prime Rate and US Base Rate, as appropriate.

2. STATEMENTS AND REPRESENTATIONS OF THE BORROWER AND THE GUARANTOR

2.1The Borrower acknowledges having reviewed the provisions of the Financing Offer, including those in this Appendix, and agrees to respect them all.

2.2The Borrower and any Guarantor, where applicable, declare and guarantee to Desjardins the following in their name and in the name of each of their subsidiaries:

i)        where applicable, they are duly constituted corporations and comply with the laws and regulations that govern them, they have the powers, capacities, permits and authorizations necessary to sign this agreement, the Security and to operate their business; moreover, this agreement and the Security have been duly authorized according to law, their articles, regulations and by-laws;

ii)               they have all the permits, licences, trademarks, authorizations, patents, rights (including intellectual property rights) and insurance required to operate their business;

Appendix A - Page 4 of 16

iii)              there has been no Material Adverse Change since the date of their last annual or interim financial statements presented to Desjardins. These financial statements faithfully represent the financial situation of the Borrower as at the date of their preparation. They have not incurred and do not expect to incur any material liability of which Desjardins has not already been informed;

iv)              as of the date hereof they are not involved in any legal proceeding or dispute and thereafter that they are not involved in any legal proceeding or dispute that could cause a Material Adverse Change;

v)               they are not in default of the contracts binding upon them, laws and regulations applicable to the operation of their business or pursuant to decisions, orders, instructions, directives, licences, permits or certificates given or issued pursuant to these laws and regulations except for defaults, where any, that could not have a Material Adverse Effect on their financial situation, their capacity to operate their business or their capacity to satisfy their obligations pursuant to this agreement and the Security; the fact of compliance there is to their knowledge, no reason that could result in the suspension, cancellation, revocation of such licenses, permits or certificates;

vi)         they are not in default of a judgment, order, ordinance, injunction, decree or decision of any tribunal, office, arbitrator, commission or other similar authority, of legislation and regulations applicable to the operation of their business, their assets as well as with respect to the environmental requirements and standards applicable to them;

vii)        all their tax debts, including deductions at source, GST, QST and income taxes as well as all taxes or assessments whose payment is guaranteed or can be by a priority or by a legal hypothec are up to date and paid without subrogation;

viii)       they have a good and valid ownership title to the assets covered by the Security required by Desjardins and the said assets are free from any priority, hypothec, reservation of ownership or other right except with respect to (i) those that will be paid and extinguished further to the disbursement of the loans provided in the Financing Offer; or (ii) Permitted Liens;

ix)         no authorization, consent or exemption is necessary to give effect to the Financing Offer and to the Security, other than those required from their respective directors and shareholders, as applicable;

x)           they are not the object of a labour conflict except for complaints in the normal course of business, no such conflict is expected and they are not bound by any collective agreement, other than what has been disclosed to Desjardins in a writing from the Borrower or the Guarantor, if any;

xi)         the Subsidiaries which are not a Guarantor under this agreement do not own or develop assets which are or may become necessary for the operations of the Borrower and the Guarantor;

xii)        the information disclosed in Appendix “F” – Intellectual Property and Source Codes constitute all of the intellectual property and the source codes owned by the Borrower and its Subsidiaries;

xiii)       all of the intellectual property and source codes owned by the Borrower and its Subsidiaries that are financed by the National Technological Innovation Authority of Israel (the “IIA”) have been the subject of the IIA approval obtained in connection with the Security required hereunder (except that such representation will be true in respect of the Security Agreement to be delivered pursuant to Sections     7.7.1a) once such Security Agreement has been executed).

2.3         PCMLTFA Regulations. The Borrower declares and guarantees Desjardins that the credit facilities made available to it pursuant to the Financing Offer are obtained to meet its own needs and that they are not in any way obtained for the use or benefit of a third party not mentioned in the Financing Offer.

Appendix A - Page 5 of 16

Desjardins may refuse to act on the Financing Offer if it considers, at its sole discretion, that it is not able to comply with the PCMLTFA Regulations, whether because of a lack of information or for any other reason. Moreover, Desjardins may cancel the Financing Officer at any time by sending the Borrower 30 days’ notice to this effect if it determines, at its sole discretion, that there is a situation of non-compliance with the PCMLTFA Regulations relative to the Financing Offer or to the Borrower, it being understood that (i) such notice must describe the situation of non- compliance and, where applicable, the actions to be taken to remedy it, and (ii) the notice will be without effect if the situation of non-conformity is remedied to the full satisfaction of Desjardins before the expiration of the 30-day period. In case of such cancellation, Desjardins may require the total and immediate reimbursement of any sums lent, interest accrued and any other amount payable by the Borrower pursuant to the Financing Offer and any other loan contract signed with Desjardins, including the payment of penalties for prepayment as provided in the Financing Offer.

3. CONDITIONS PRECEDENT TO ANY DISBURSEMENT

3.1        Before any disbursement, Desjardins must be satisfied with the following documents that must have been provided to it by the Borrower:

i)           a copy of its articles of incorporation and any subsequent amendments, where any, as well as any by-law, resolution or other document authorizing the borrowings and Security provided herein and designating the authorized signatory or signatories to sign the documents required to give effect to this agreement, as well as all the same documents for its subsidiaries, where any;

ii)          proof of insurance in accordance with the requirements of the Financing Offer and the Security and designating Desjardins as hypothecary creditor;

iii)         an attestation of an officer of the Borrower with respect to certain issues of fact, including the absence of significant change in the situation of the Borrower and its subsidiaries and with respect to the absence of default under the terms of the Financing Offer;

iv)          the guarantees required have been furnished and the Security required from the Borrower and the Guarantor, where any, have been published where the law requires and have the required rank;

v)           the Borrower must have paid Desjardins the analysis and administrative fees, the appraisal fees incurred by Desjardins and the fees for the preparation and publication of the required Security, including the legal fees and all other fees provided in the Financing Offer;

vi)         Desjardins must have received a satisfactory reasoned opinion from the legal advisers of the Borrower and a satisfactory reasoned opinion of the legal advisers that it engaged for the taking and publication of the Security;

vii)        any other document, duly signed if appropriate, deemed necessary or useful by Desjardins or its legal advisers to give full effect to the Financing Offer and required Security;

viii)       Desjardins is satisfied as to the absence of a Material Adverse Change.

4. GENERAL OBLIGATIONS OF THE BORROWER

4.1        Until all the amounts owed to Desjardins pursuant to the Financing Offer have been entirely repaid, the Borrower and any Guarantor, where applicable, must:

i)           hold, maintain and renew as necessary the permits, licences, trademarks, permissions, insurance, rights, privileges, contracts, agreements, leases, franchises, authorizations and patents required to operate their business;

ii)          use the financing granted by Desjardins pursuant to the Financing Offer for the purposes provided therein or those otherwise agreed with Desjardins in writing;

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iii)         pay, punctually, any tax, assessment, levy, income tax or other fee whose payment is secured by priority, legal hypothec, security or other charge, without subrogation nor consolidation, except for any such taxes the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves to the satisfaction of Desjardins are being maintained. At the request of Desjardins, the Borrower or the Guarantor, as appropriate, must provide satisfactory confirmation of the payment of any tax, assessment, levy, income tax or other fee;

iv)          operate their business in compliance, in all material respects, with all applicable laws and regulations, including any laws and regulations on environmental protections;

v)           agree that each of their assets found on premises belonging to third parties be clearly identified as their property, even if these assets are covered by registrations in the Register of Personal and Movable Real Rights as being leased assets or the subject of a reservation of ownership;

vi)         maintain the assets charged by the Security free and clear of any charge other than Permitted Liens;

vii)        maintain on their assets the insurance required by the Financing Offer and the Security;

viii)       provide Desjardins, on demand, all information and documents about them that it may reasonably request;

ix)         on 48-hours notice and during business hours where appropriate, allow the representatives of Desjardins to visit their places of business and to have access to them, examine their records and books of account and make the copies or extracts they deem necessary;

x)           notify Desjardins in writing of the occurrence of any fact or event that could constitute a case of Default;

xi)         respect any other obligation provided in the Security;

xii)        do business with each of its subsidiaries on terms that are those given to any arm’s length party; this undertaking does not apply to (i) dealings between the parties to the Financing Offer or (ii) dealings financed or authorized under the Financing Offer;

xiii)       immediately notify Desjardins in writing of any problem associated with the environment and any hazardous materials and substances likely to have harmful effects on their assets, their equipment or their activities, arrange at their expense any necessary or desirable cleaning measures and provide on request from Desjardins all information of an environmental nature;

xiv)        keep the Accounts at Desjardins;

xv)         maintain liability (including cybersecurity) insurance as well as insurance coverage on their assets encumbered by the Security against loss and damage caused by fire or any other risk, payable to Desjardins, for the full insurable value of these assets, to the satisfaction of Desjardins. The insurance policies must not contain any co-insurance clause. This insurance must be taken with insurers selected by the Borrower but not disapproved by Desjardins and the Borrower or the Guarantor, as appropriate, must pay the premiums when due and provide Desjardins proof their payment, including a copy of the certificates of insurance. These insurance policies must contain a hypothecary clause in favour of Desjardins whose wording is acceptable to Desjardins and provide that all losses are payable to it in priority according to its interests. These policies must also contain a clause under whose terms the insurer must inform Desjardins at least thirty (30) days before cancelling, terminating or modifying the insurance coverage and to this effect, the Borrower or the Guarantor, as appropriate, agree to fill out any form reasonably required by Desjardins. If deemed appropriate, it may also obtain, at the expense of the Borrower, an insurance consultant’s report on the extent of the coverage offered by the insurance policies required under the terms of the Financing Offer.

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5. DEFAULTS

5.1        The Borrower is in default in each of the following cases:

i)           if it fails to respect any of the obligations provided in the Financing Offer, the Security Agreements or any other contract or agreement with Desjardins, specifically any ISDA framework agreement or any other similar agreement that could be used by Desjardins with regard to the Derivatives Risk;

ii)          if a statement, representation or guarantee made by the Borrower or a Guarantor in relation to the Financing Offer proves to be false or misleading with respect to an element deemed material by Desjardins;

iii)         if the Borrower or a Guarantor becomes insolvent, bankrupt or in liquidation or files any proceedings under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act or any other laws with a view to effect a reorganization, restructuring or liquidation;

iv)          if the assets of the Borrower or of any Guarantor are taken in possession by a creditor, trustee, receiver or other third party, are the subject of notice of exercise of a hypothecary right, a notice of suspension of collection of receivables or are seized;

v)           if the Borrower is in default under any agreement or agreements relating to indebtedness (other than the credit facilities under this Financing Offer) exceeding $500,000 in the aggregate if the effect of such default is to accelerate or to permit the acceleration of such indebtedness and such default continues after the applicable notice or grace period, if any;

vi)         if the Borrower defaults in the performance of any of its other obligations under any Material Contracts or if a Material Contract is terminated prior to its initial term;

vii)        a final judgment or order for the payment of money due has been entered into or obtained against the Borrower or a Guarantor in an amount in excess of $500,000 and such judgment or order has not been discharged or stayed pending appeal within the applicable appeal period;

viii)       if, at any time prior to the DE-SPAC Date and other than in connection with the SPAC Offering and the SPAC Reorganization, strategic shareholders of the Borrower own less than 22% of the ownership interest in the Borrower; “strategic shareholders” means shareholders of the Borrower, other than as a financial investor, who have a commercial partnership with the Borrower; as of the date hereof, the strategic shareholders are OSRAM (19.1%), Marelli Europe S.p.A. (2.6%), APTIV-International Holdings (Luxembourg) S.àR.L. (2.7%); Renesas Electronics (Penang) SDN BHD (2.6%) as more fully described in Appendix “D”;

ix)         if a person or a group of persons acting in concert acquires the Control of the Borrower;

x)           if, at any time prior to the DE-SPAC Date and other than in connection with the SPAC Offering and the SPAC Reorganization, the ownership interest of Charles Boulanger and Frantz Saintellemy in the Borrower is being reduced to less than 33 1/3 % of their respective ownership interest as of the date hereof and described in Appendix “D”;

xi)         if, at any time prior to the DE-SPAC Date unless implemented as part of an orderly transition approved by FS Investors and Investissement Quebec, Charles Boulanger ceases to be in the management team of the Borrower;

xii)        if any person or a group of persons acting in concert (in each case, other than any existing shareholders) acquires after the date hereof more than 35% of the ownership interest in the Borrower without the prior written consent of Desjardins, acting reasonably; or

xiii)       if there occurs, in the reasonable opinion of Desjardins, a Material Adverse Change.

5.2        If the Borrower becomes in default, Desjardins can, subject to all its other rights and remedies:

i)           declare as immediately due and payable, without notice, the entire amount of the loans, in principal and interest, and Desjardins may exercise all its rights and remedies provided by law, the Financing Offer and the Security;

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ii)          require the total and immediate repayment of the amounts lent, interest accrued and any other amount payable by the Borrower pursuant to the Financing Offer and any other loan agreement signed with Desjardins, including the immediate payment of the LC and LGs outstanding and, where applicable, the payment of penalties to prepay as provided in the Financing Offer;

iii)         proceed to freeze the Account and not allow any drawdown or withdrawal of funds;

iv)          refuse to proceed to the disbursement of financing not yet disbursed;

v)           increase the applicable Premium by 5%;

provided that that all indebtedness of the Borrower under the Financing Offer and the Security will automatically become due and payable without any notice upon the occurrence in respect of the Borrower of any default specified in Sections 5.1iii) and 5.1iv) of this Appendix.

5.3        Desjardins may, at its sole discretion, grant deadlines, waive guarantees or Security, make compromises or arrangements and, generally, deal with the Borrower without affecting its rights and remedies against the Sureties, when applicable.

6. FEES

6.1         Expenses. The Borrower authorizes Desjardins to debit from the Account all applicable fees when they are payable, whether these are analysis fees, review or renewal fees, management fees or other fees applicable under the Financing Offer.

If the necessary funds are not available to make a payment when due in the account from which the payments of the loan or loans are withdrawn, Desjardins may, subject to all its rights and remedies, demand from the Borrower the fees in force at Desjardins at this time to compensate for expenses incurred further to unsuccessful efforts to withdraw this payment. The Borrower may require Desjardins at any time to be aware of the fees in force in this respect.

The Borrower acknowledges that the fee schedule of Desjardins is accessible to it and that these fees can be modified from time to time by Desjardins, including the fees mentioned in the Financing Offer. It must likewise pay the other fees that may become applicable to the financing provided herein, in accordance with the fee policy in force at Desjardins. It agrees to Desjardins debiting its Account in the amount of these fees.

6.2         Stand-by fee. The Borrower must pay Desjardins monthly the stand-by fee calculated on an annual basis for any amount not disbursed to which they are applicable and do so starting on the Effective Date. This charge is payable in Canadian dollars or American dollars, depending on the currency of the Term Loan (as the case may be) with which they are associated.

6.3         Other fees. The Borrower must likewise pay Desjardins all fees incurred by Desjardins in relation to the Financing Offer and the preparation of the Security it provides, and specifically but without limitation, all expenses to recover the amounts due, the fees for the enforcement of Security, the costs of preservation, the fees and expenditures payable by Desjardins to various legal advisers, surveyors, assessors and other experts (including for greater certainty Desjardins’ Financial Advisor) whose services are retained by Desjardins until fully reimbursed.

7. INTEREST

7.1         Applicable Rates: The Advances pursuant to Term Loan bearing interest at the CA Prime Rate or US Base Rate, according to the currency of the Advance concerned.

i)           the Borrower must pay Desjardins in Canadian dollars the interest applicable to Advances at the CA Prime Rate at an annual rate equal to the CA Prime Rate, increased by the Premium applicable to the CA Prime Rate. This annual rate is automatically modified when there is any change in the CA Prime Rate; and

ii)          the Borrower must pay Desjardins in American dollars the interest applicable to Advances at the US Base Rate at a rate equal to the US Base Rate, increased by the Premium applicable to the US Base Rate. This annual rate is automatically modified when there is any change in the US Base Rate.

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7.2         Interest. The following provisions apply to the payment of the interest:

i)           any Advance earns interest, both before and after demand and until complete payment on the rate that is applicable to it;

ii)          the interest is calculated daily on the basis of a 365-day year except for Advance in US Base Rate when the “federal funds effective rate” applies where rates are calculated on the basis of a 360-day year, and payable monthly in arrears on the fifth Business Day of each month, and upon maturity.

iii)         the interest payable is debited automatically from the Account of the Borrower;

iv)          in case of Default of a payment of interest relative to an Advance after its maturity date, the interest on any such amount is calculated at the annual rate applicable to the principal that produces it starting its maturity date, compounded monthly and payable on request;

v)           notwithstanding any contrary or incompatible provisions of the Financing Offer, in the eventuality where, for the purposes of establishing the interest rate applicable to an Advance, the Variable Rate by excluding the Premium that is applicable to it, becomes negative or below zero percent (0%), such rate will then be deemed to be equal to zero percent (0%), subject to being increased by the Premium applicable to them.

7.3         Determination by Desjardins. The determination by Desjardins of the applicable interest rate and the calculation of the interest payable are, absent an obvious error, definitive and binding on the Borrower.

7.4         Adjustment of rates. Desjardins reserves the right to increase or otherwise modify the interest rate or rates indicated in the Financing Offer, including the Premium, in the case of a change to a law, directive of the Bank of Canada or other requirement whose effect could be to increase the cost assumed by Desjardins or reduce any amount that it would have received otherwise, by way of 60 days’ notice given to the Borrower.

8. CONDITIONS SPECIFIC TO A TERM LOAN

8.1         Renewal of a Term Loan. A Term Loan may be renewed at the end of the term, at the request of the Borrower but at the discretion of Desjardins and on the conditions it imposes.

9. PAYMENT

9.1         Payments on non-Business Days. If the date of a payment for Term Loan falls on a day that is not a Business Day, Desjardins may debit the Account of the Borrower on the first Business Day that follows and interest runs in the interval.

9.2         Place of payments. All the payments of principal, interest and fees must be made at the branch of Desjardins where the Account in maintained.

9.3         Currency of payments. Payment should be made in Canadian dollars or American dollars, depending on the currency of the loan with which they are associated.

9.4         Currency conversion. If it becomes necessary to proceed to a conversion of currency in Canadian dollars in connection with any of the borrowing facilities, specifically in the case of collection measures, the Borrower acknowledges that Desjardins may, at its sole discretion, make the conversion at the Exchange Rate in force on the date of taking the said measures, the date of the judgment or, in all other cases, the date on which the conversion must be made. If a change in the Exchange Rate occurs between the conversion date and the payment date of the amount owing, the Borrower must, on the latter date, pay Desjardins any additional amount that may be required so that the amount paid on that date in Canadian dollars is equal, after having been converted at the Exchange Rate on the date of the payment, to the amount then owing in US dollars. Any amount payable by the Borrower pursuant to the preceding is a distinct debt and is not affected by a judgment obtained for any other amount owing because of or on the terms herein.

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9.5         Allocation of payments. All amounts collected by the Borrower or any other person or from the proceeds of the enforcement of the Security or from any other source can be allocated by Desjardins in payment or reduction of any debt owed to it by the Borrower, and this at the discretion and the choice of Desjardins. To Desjardins discretion, these amounts are first allocated to the accrued interest, the payment of the life insurance and disability insurance subscribed, where any, in relation with the Financing Offer and then to the reimbursement of the principal of the various credit facilities, in the order selected by Desjardins. In the case of a split loan including several tranches, if a payment does not allow making the repayments owing with respect to the various tranches, the allocation of the payment is made at the discretion of Desjardins on one or another of the tranches.

9.6         Prima facie evidence. Desjardins keeps in its books a loan register attesting to the total of the debt of the Borrower to Desjardins under the terms of the Financing Offer. This register constitutes, absent obvious errors, prima facie evidence of the total on this date, the date of any Advance and the total of the amounts paid from time to time by the Borrower with respect to the principal and the interest of this debt, fees and other amounts payable under the terms of this agreement, including the commitments of Desjardins under the terms of the LC or LG issued and outstanding, all subject to any other form of confirmation and without limiting the right of Desjardins to prove the amounts owed to it by any other legal means.

10. PREPAYMENT

10.1       Expected payments unchanged. A prepayment does not relieve the Borrower of its obligation to continue making the payments expected in the Financing Offer.

10.2       Variable Rate. The Advance or Advances made at a Variable Rate, if any, will be prepaid by way of payment of the penalty calculated in the manner indicated below if the repayment is not made from its operating revenues or the proceeds of an issue of its share capital, unless the Financing Offer provides that the Advance or Advances may be prepaid without penalty.

The Borrower may, at any time, prepay some or all of the amount of a Variable Rate Advance by way of payment to Desjardins of a penalty equal to three months interest on the amount repaid, and this at the interest rate then applicable to the Advance. However, if the payment is made less than three months before the end of the Term of the Advance, the penalty must not exceed the interest rate then applicable to this Advance, calculated on the amount prepaid starting on the date of payment to the date of the end of the term of the Advance.

11. BENCHMARK REPLACEMENT – CDOR RATE

Notwithstanding anything to the contrary herein or in the Security:

a)           Replacing CDOR. On May 16, 2022 Refinitiv Benchmark Services (UK) Limited (“RBSL”), the administrator of CDOR, announced in a public statement that the calculation and publication of all tenors of CDOR will permanently cease immediately following a final publication on Friday, June 28, 2024. On the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by RBSL (the “CDOR Cessation Date”), if the then-current Benchmark is CDOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under the Security in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this agreement or the Security. If the Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable at the end of the respective interest period.

b)           Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under the Security in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or the Security so long as Desjardins has not received, by such time, written notice of objection to such Benchmark Replacement from the Borrower. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such

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Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from Desjardins that a Benchmark Replacement has replaced such Benchmark. During the period referenced in the foregoing sentence, the component of CA Prime Rate based upon the Benchmark will not be used in any determination of CA Prime Rate.

c)           Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Desjardins will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Security, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this agreement.

d)           Notices; Standards for Decisions and Determinations. Desjardins will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement, (ii) any occurrence of a Term CORRA Transition Event and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Desjardins pursuant to this Section 11 of this Appendix, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 11 of this Appendix.

e)           Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate (including Term CORRA or CDOR), then (i) Desjardins may remove any tenor of such Benchmark that is unavailable or non- representative for Benchmark (including Benchmark Replacement) settings and (ii) Desjardins may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

f)           Secondary Term CORRA Conversion. Notwithstanding anything to the contrary herein or in the Security and subject to the proviso below in this clause, if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date

(i)          the Benchmark Replacement described in clause (i)a) of such definition will replace the then-current Benchmark for all purposes hereunder or under the Security in respect of any setting of such Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this agreement or the Security; and (ii) each Advance outstanding on the Term CORRA Transition Date bearing interest based on the then-current Benchmark shall convert, on the last day of the then-current interest payment period, into an Advance bearing interest at the Benchmark Replacement described in clause (i)a) of such definition for the respective Available Tenor as selected by the Borrower as is available for the then-current Benchmark; provided that, this Section 11.f) of this Appendix shall not be effective unless Desjardins has delivered to the Borrower a Term CORRA Notice, and so long as Desjardins has not received, by 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date of the Term CORRA Notice, written notice of objection to such conversion to Term CORRA from the Borrower.

g)           Definitions. In this Section 11.f) of this Appendix, the following terms have the meanings set out below:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this agreement as of such date.

“Benchmark” means, initially, CDOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section 11 of this Appendix, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

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“Benchmark Replacement”, means, for any Available Tenor:

(i)          For purposes of Section 11.a) of this Appendix, the first alternative set forth below that can be determined by Desjardins:

1.          the sum of: (i) Term CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration, or

2.          the sum of: (i) Daily Compounded CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration; and

(ii)          For purposes of Section 11.b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Desjardins and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then- prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (i) or (ii) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this agreement and the Security.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “CA Prime Rate,” the definition of “Business Day,” the available interest periods, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of this Section 11 of this Appendix, and other technical, administrative or operational matters) that Desjardins decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Desjardins in a manner substantially consistent with market practice (or, if Desjardins decides that adoption of any portion of such market practice is not administratively feasible or if Desjardins determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Desjardins decides is reasonably necessary in connection with the administration of this agreement and the Security). Without limiting the foregoing, Benchmark Replacement Conforming Changes made in connection with the replacement of CDOR with a Benchmark Replacement may include the implementation of mechanics for borrowing loans that bear interest by reference to the Benchmark Replacement, to replace the creation or purchase of drafts or acceptances.

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than CDOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“CDOR” means the Canadian Dollar rate for bankers’ acceptance borrowings known as the Canadian Dollar Offered Rate provided by RBSL, as the administrator of the benchmark (or a successor administrator).

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

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“Daily Compounded CORRA” means, for any Business Day in an interest payment period, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by Desjardins in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if Desjardins decides that any such convention is not administratively feasible for Desjardins, then Desjardins may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“Floor” means the benchmark rate floor, if any, provided in this agreement initially (as of the execution of this agreement, the modification, amendment or renewal of this agreement or otherwise) with respect to CDOR.

“Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Term CORRA” means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by Desjardins in its reasonable discretion at approximately a time and as of a date prior to the commencement of an interest period determined by Desjardins in its reasonable discretion in a manner substantially consistent with market practice.

“Term CORRA Notice” means the notification by Desjardins to the Borrower of the occurrence of a Term CORRA Transition Event.

“Term CORRA Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to Desjardins and the Borrower, for the replacement of the then-current Benchmark with the Benchmark Replacement described in clause (i)a) of such definition, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.

“Term CORRA Transition Event” means the determination by Desjardins that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for Desjardins and

(c) a Benchmark Replacement, other than Term CORRA, has replaced CDOR in accordance with Section 11.a) of this Appendix.

12. VARIOUS PROVISIONS

12.1       Periodic Audit. The credit facilities under the Financing Offer may be the subject of periodic audits by Desjardins and must, in every case, be the subject of an annual audit, all on the dates it determines.

12.2       Absence of novation. No novation results from the Financing Offer accepted by the Borrower with respect to the financing already granted to it by Desjardins (unless there is a written understanding to the contrary between the parties) and the Security already granted to Desjardins remain fully in force, Desjardins expressly reserving all the hypothecs in its favour. The parties acknowledge moreover that the Financing Offer can be amended, modified, consolidated without creation novation, such that the Security obtained in favour of Desjardins continue to secure the obligations of the Borrower under the terms of the Financing Offer so modified, amended or consolidated.

12.3       Accounting Terms. Subject to the definitions provided in the Financing Offer, the accounting terms used in the Financing Offer have the meaning given them by the accounting standards for private enterprises by the Chartered Professional Accountants of Canada or pursuant to IFRS international accounting standards, according to the standards adopted by the Borrower.

12.4       Change in accounting principles. In case of a change in the accounting principles applied consistently by the Borrower that would have an impact on the financial ratios or another financial commitment, Desjardins reserves the right to unilaterally revise the definitions of the financial ratios to take account of this change.

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12.5       Indivisibility and solidarity. The obligations of the Borrower toward Desjardins are indivisible and may be claimed, in their entirety, from each of the successors of the Borrower and any Guarantor, where applicable, each Guarantor making a commitment to Desjardins as solidary Guarantor of the Borrower.

12.6       Several borrowers. If the term Borrower refers to more than one person, each of them is solidarily responsible for the performance of the obligations stipulated in the Financing Offer, in any document related to it and in any amendment or renewal agreement for the financing granted to them.

12.7       Compensation. Besides all rights conferred by law or any agreement between the parties and without in any way restricting those rights, the Borrower authorizes Desjardins, upon the occurrence of a Default hereunder, without notice to the Borrower or any other person, which notice is expressly waived, to set off and allocate any deposit (whether of general or particular nature, term or demand, including specifically any debt attested by a certificate of deposit, matured or not) or credit at one or another of the cash or deposit accounts of the Borrower with Desjardins (each, a “Deposit”) in payment of any obligation or debt (included in particular any advance under the terms of a line of credit or another credit facility and any overdraft) current or future, of the Borrower to Desjardins (each, a “Debt”) whether it is the title that proves it or whatever the way which it is constituted and notwithstanding that Desjardins has or has not made a demand under the terms of this agreement or has declared due and payable this Debt even if this Debt is conditional or not matured. Desjardins may also engage in offset and allocation notwithstanding that a Deposit and a Debt are located in different offices of Desjardins and may not be denominated in the same currency.

For the needs of the application of the above paragraphs and the right of Desjardins to perform offset and allocation of a Deposit in the way contemplated above, the Borrower and Desjardins agree (A) on the extinction of the benefit of any term applicable to any Deposit immediately before the moment where Desjardins exercises its rights under the terms of this agreement with respect to the said Deposit, and (B) of the fact that Desjardins may perform (with respect to any Deposit and any Debt of the Borrower) the monetary conversions or perform any operation with regard to these currencies that it deems appropriate and may also perform any transfer between the accounts of the Borrower with Desjardins or make any writing in any of these accounts according to what Desjardins considers appropriate.

For the needs of making a monetary conversion under this agreement, the indicative rate of the Bank of Canada published at about 4:30 pm on the Business Day preceding the date of the conversion.

Without limiting the generality of the foregoing, if the Borrower becomes insolvent, bankrupt or makes a proposal to creditors and it is rejected or cancelled, the Borrower automatically loses the benefit of the term applicable to any Debt, all the Debts of the Borrower will become immediately payable and there will be automatic offset between the Debts and the Deposits of the Borrower, without notice or other formality. No stipulation herein affects any other right granted to Desjardins, in particular the right to legal compensation and the right of retention and offset recognized as its by law.

12.8       Notice and election of domicile. Any notice required pursuant to this agreement is sufficient if it is recorded in writing and sent by a method of communication that allows the sending party to prove its delivery. Any notice from the Borrower, Sureties or Desjardins must be sent to the recipient of such notice at the address indicated on the signature page of the parties concerned in the Financing Offer or to the address of his domicile in the case of an individual, and in the other cases, to the address of its elected domicile according to the following provisions. All such notice is deemed received by its recipient on the day of its delivery on a Business Day or on the third (3rd) Business Day after its being mailed or on the Business Day of its electronic transmission before 3 p.m. Any legal entity that is party to the Financing Offer elects domicile at the place and address of its head office. Any other partnership that is party to the Financing Offer elects domicile at the address of its principal establishment. Any change of address must be communicated without delay by one party to the other parties.

12.9       Communications. Each signatory to the Financing Offer, in whatever capacity but excluding Desjardins, authorizes Desjardins, until full payment of any amount due by the Borrower, to obtain information related to the credit, financial situation, compliance or other matter concerning such signatory and able to interest a lender acting reasonably and, for this purpose, each signatory authorizes Desjardins to communicate with any other financial institution, credit agency, its accountants and auditors, government agency and more generally with any competent authority for the purpose of obtaining the information and documents appropriate in the opinion of Desjardins. The parties must agree

Appendix A - Page 15 of 16

as to form and content, as well as timing, of any public announcement in connection with the Financing Offer by Desjardins.

12.10     Assignment. Desjardins may offer or assign, in part or in whole, its rights in the Financing Offer and the Security to a Desjardins entity (in which case the Borrower agrees as of now to purchase a qualifying share if necessary) or to any other financial institution at the choice of Desjardins. The Borrower authorizes Desjardins to disclose all information of a financial nature or otherwise required as part of the granting of such an option, transfer or participation.

12.11     Non Assignment. The rights resulting from the Financing Offer may not be assigned or transferred by the Borrower to anyone without the prior written consent of Desjardins and on the conditions Desjardins sets.

12.12     Successors and assigns. The Financing Offer is binding on the Borrower, its successors and assigns as well as Desjardins, its successors and assigns.

12.13     Consultants. The Borrower acknowledges that Desjardins may require the opinion of an auditor or independent consultant for everything concerning the Borrower, a Guarantor and their assets.

12.14      Compensation. If a law, regulation, directive or policy to be generally applied to financial institutions, emanating from an administrative authority or another institution, with executory force or to which Desjardins is required to comply voluntarily or the creation of a tax or levy other than on the income of Desjardins or a decision of a competent tribunal has the effect (i) of increasing for Desjardins the cost of the LGs, LCs, Variable Rate or Fixed Rate Advances or derivative financial instruments, where applicable, or (ii) reducing the income or yield resulting to it from these Advances, letters, acceptances or instruments, or (iii) increasing the cost it must support for the unused portion of the Loans or (iv) obliging it to pay or collect a levy or income tax with respect to the Loans or derivative financial instruments, Desjardins may send the Borrower a notice indicating the amount of this additional cost or this revenue or yield reduction, whatever its cause; this notice is prima facie proof of the amount of this additional cost or of this reduction of income or yield, and within two Business Days of its receipt, the Borrower must pay this amount to Desjardins.

12.15     Silence. The silence of Desjardins, its negligence or delay in exercising a right or remedy that is granted to it pursuant to this agreement must never be interpreted against it as a waiver.

12.16     Amendment. The parties agree that the Financing Offer may not be amended except in a writing signed by all the parties, whether or not they are concerned by the amendment.

12.17     Other documents. The Borrower, as well as any Guarantor, agrees to sign any other document that may be required by Desjardins to give full effect to the obligations, representations, warranties and undertakings provided in the Financing Offer.

12.18     Consolidation Agreement. If the conditions in the opinion of Desjardins are suitable, a consolidation and allocation of accounts agreement in the form prescribed by Desjardins must be signed when the Borrower has more than one account in the same currency and these accounts are linked to the loans provided in the Financing Offer.

12.19     Monetary Claims. Each of the Borrower and the Guarantors expressly grants Desjardins control over all the monetary claims, present and future, that the Borrower holds or may hold in the future against Desjardins and this, to secure the performance of the obligations of the Borrower toward Desjardins under the terms of the Financing Offer.

12.20     Personal information and identification of the signatories. For the purposes of verifying the identity of the signatories and their representatives, Desjardins requires that its legal advisers may verify the identity of the individuals who act for them or as representative of an entity that is party to the Financing Offer, in whatever capacity. In this context, the legal advisers of Desjardins must be able to examine an original identification document issued by an independent source to verify that each such person is who he or she claims to be. The legal advisers of Desjardins must, within the limits of applicable laws, be able to take note of the information appearing on the identification papers examined and, if allowed by the applicable laws, retain a copy of them. The Borrower and any Guarantor, where applicable, authorize the legal advisor engaged by Desjardins for the creation of the financing and the Security, to share the information it holds with Desjardins.

Appendix A - Page 16 of 16

12.21     Origin of funds. Desjardins retains full discretion to require at any time from the Borrower, before as well as after disbursement of the amount lent, satisfactory proof of the legitimate origin of the sources of financing not from Desjardins.

12.22     Exchange risk. If Term Loan has been granted to the Borrower in US dollars or Canadian dollars or the equivalent in US dollars, it recognizes that it is at its request that the credit facilities have been granted or may be used in US dollars. The Borrower therefore assumes all risks of Exchange Rate fluctuations.

12.23     Reference date. For convenience, reference may be made to the Financing Offer, in particular in the Security documents in favor of Desjardins, as bearing the date of its signature by Desjardins, notwithstanding its real date of signature by Desjardins and its acceptance by the Borrower.

12.24     Precedence. The provisions of the Financing Offer take precedence over those of this Appendix and together, they take precedence over any prior verbal or written agreement between the parties concerned.

12.25     Applicable laws. The Financing Offer and any document that is related or appended to it are governed and must be interpreted by the laws in effect in Québec and any dispute with respect to their interpretation or performance may be submitted only to courts with jurisdiction in Québec.

Appendix B - Page 1 of 1

APPENDIX “B” – NOTICE OF ADVANCE

Fédération des caisses Desjardins du Québec
1170 rue Peel, bureau 600
Montréal (Québec) H3B 0A9

Attention: Administration des Financements, Grandes Entreprises
Fax:        514-281-2385
Email: Administration_des_financements@desjardins.com

RE:	LeddardTech Inc.

Reference is made to the offer of financing dated as of April 5, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Offer”) among LeddarTech Inc., as Borrower, and Fédération des caisses Desjardins du Québec, lender. All terms used but not defined herein have the meaning given to them in the Financing Offer.

We confirm our request for an Advance to be made on [date], the details of which are as follows:

•        Form of Advance: [CA Prime Rate]

•        Amount:

•        Date of Advance:

On the date hereof, we certify that (i) the representations and warranties set forth in the Financing Offer are still true and accurate in all material respects; (ii) that no Default has occurred and is continuing or would occur as a result of the requested Advance.

LEDDARTECH INC.
Per:
Name:
Title:

Appendix C - Page 1 of 2

APPENDIX “C” – COMPLIANCE CERTIFICATE

[Date]

Fédération des Caisses Desjardins du Québec
1170 rue Peel, bureau 600
Montréal (Québec) H3B 0A9

Attention: Alexandre Chapdelaine, Director Corporate Banking
Fax:        514-281-4317
Email: alexandre.chapdelaine@desjardins.com

With a copy to:

Attention: Administration des Financements, Grandes Entreprises
Fax:        514-281-2686
Email: SUIVI_DES_ENGAGEMENTS_FINANCIERS_ET_GARANTIES@desjardins.com

RE:	LeddardTech Inc.

Reference is made to the financing offer dated as of April 5, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Offer”) among LeddarTech Inc. (the “Borrower”) and Fédération des Caisses Desjardins du Québec. All terms used but not defined herein have the meaning given to them in the Financing Offer.

I am the Chief Financial Officer of the Borrower and I hereby certify in such capacity that:

1.      [To the best of my knowledge, but after reasonable enquiry, the representations and warranties set forth in the Financing Offer are still true and accurate in all material respects and that no default has occurred and is continuing.]

2.      [On the last day of the [financial quarter / calendar month] ending on [•] [NTD: such certification must be given in respect of financial quarters or on a monthly basis, depending on the requirement under Section 7.2.3.] the Available Cash of the Borrower, calculated in accordance with the Financing Offer, was [•] (which must be within the limit of Section 7.1.2 which is [•]).]

3.      [During the calendar month ending on [•], the amount of cash maintained by the Borrower and each of is Subsidiaries in deposit accounts not subject to first ranking security provided in favour of Desjardins has not exceeded $500,000 at an time.]

or

[During the calendar month ending on [•], the amount of cash maintained by the Borrower and each of is Subsidiaries in deposit accounts not subject to first ranking security provided in favour of Desjardins has exceeded $500,000 on [•] [NTD: insert the date of the specific days on which the amount of cash has exceeded $500,000] and, as such, the Borrower has transferred or has caused any Subsidiary concerned to transfer within five Business Days to a deposit account maintained with Desjardins that is subject to first ranking security provided in favour of Desjardins an amount equal to the amount in excess of such $500,000 threshold.]

Appendix C - Page 2 of 2

The details of all calculations supporting the above statements are set out in the attached annex. There has been no material change in the information contained in the corporate structure chart provided on the Effective Date and the Appendix “F” – Intellectual Property and Source Codes of the Financing Offer, except as specified in the attached annex.

[Name and signature of CFO]